Exhibit 5.1

March 2, 2016

PRA Health Sciences, Inc.

4130 ParkLake Avenue, Suite 400

Raleigh, North Carolina 27612

Ladies and Gentlemen:

We have acted as counsel to PRA Health Sciences, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the shares of common stock of the Company, par value $0.01 per share (the “Common Stock”). The Common Stock may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

We have examined the Registration Statement, the Audited Consolidated Financial Statements of RPS Parent Holding Corp. and Subsidiaries and Research Pharmaceutical Services, Inc. (Successor and Predecessor), and Interim Unaudited Consolidated Financial Statements of RPS Parent Holding Corp. and Subsidiaries filed as Exhibit 99.1 to the Registration Statement; a form of the share certificate representing Common Stock of the Company, the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

We have assumed further that, with respect to any shares of Common Stock outstanding on the date hereof, at the time of execution, authentication, issuance and delivery of such shares of Common Stock, the issuance of such shares of Common Stock is permitted by and will not violate the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company or the law of its jurisdiction of incorporation or other applicable laws and that the consideration payable for each share of Common Stock is not less than the par value thereof.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (a) when the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to authorize and approve the issuance of the Common Stock and (b) upon payment and delivery of the Common Stock in accordance with the applicable definitive underwriting agreement approved by the Board, the Common Stock is or will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP